SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*



                                   51job, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    316827104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]      Rule 13d-1(b)

           [ ]      Rule 13d-1(c)

           [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 15

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 2 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM III, L.P. ("DCMIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,588,208 ordinary common shares ("shares"), except that  DCM
              SHARES                          Investment Management III, LLC ("GPIII), the general partner of
           BENEFICIALLY                       DCMIII, may be deemed to have sole power to vote these shares, and K.
      OWNED BY EACH REPORTING                 David Chao ("Chao"), Dixon R. Doll ("Doll"), Peter W. Moran ("Moran")
              PERSON                          and Robert I. Theis ("Theis"), the managing members of GPIII, may be
               WITH                           deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,588,208 shares, except that GPIII, the general partner of DCMIII, may be deemed to have sole power to dispose of these shares, and Chao,
                                              Doll, Moran and Theis, the managing members of GPIII may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,588,208
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 3 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM III-A, L.P. ("DCMIII-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        121,568 shares, except that GPIII, the general partner of DCMIII-A,
              SHARES                          may be deemed to have sole power to vote these shares, and Chao, Doll,
           BENEFICIALLY                       Moran and Theis, the managing members of GPIII may be deemed to have
     OWNED BY EACH REPORTING                  shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              121,568 shares, except that GPIII, the general partner of DCMIII-A, may be deemed to have sole power to dispose of these shares, and Chao,
                                              Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       121,568
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 4 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Affiliates Fund III, L.P. ("Aff III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        224,175 shares, except that GPIII, the general partner of Aff III, may
              SHARES                          be deemed to have sole power to vote these shares, and Chao, Doll,
           BENEFICIALLY                       Moran and Theis, the managing members of GPIII, may be deemed to have
     OWNED BY EACH REPORTING                  shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              224,175 shares, except that GPIII, the general partner of Aff III, may be deemed to have sole power to dispose of these shares, and Chao,
                                              Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       224,175
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 5 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Investment Management III, LLC ("GPIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
              SHARES                          121,568 are directly owned by DCMIII-A and 224,175 are directly owned
           BENEFICIALLY                       by Aff III. GPIII, the general partner of DCMIII, DCMIII-A and Aff
     OWNED BY EACH REPORTING                  III, may be deemed to have sole power to vote these shares, and Chao,
              PERSON                          Doll, Moran and Theis, the managing members of GPIII, may be deemed to
               WITH                           have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III. GPIII, the general partner of DCMIII, DCMIII-A and Aff
                                              III, may be deemed to have sole power to dispose of these shares, and
                                              Chao, Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 6 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             K. David Chao ("Chao")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        401,067 shares.
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                          4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
               WITH                           121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III. Chao is a managing member of GPIII, the general partner of
                                              DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              401,067 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III. Chao is a managing member of GPIII, the general partner of
                                              DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,335,018
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 7 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Dixon R. Doll ("Doll")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III. Doll is a managing member of GPIII, the general partner of
                                              DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III. Doll is a managing member of GPIII, the general partner of
                                              DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 8 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Peter W. Moran ("Moran")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III. Moran is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III. Moran is a managing member of GPIII, the general partner of DCMIII, DCMIII-A, and Aff III, and may be deemed to have shared power to vote these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                     Page 9 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             Robert I. Theis ("Theis")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III. Theis is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III. Theis is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 10 of 17
------------------------------------                   -------------------------

ITEM 1(A).        NAME OF ISSUER

                  51job, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  21st Floor, Wen Xin Plaza
                  755 Wei Hai Road
                  Shanghai 200041, People's Republic of China

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by DCM III, L.P., a Delaware limited partnership ("DCMIII"), DCM III-A, L.P., a Delaware limited partnership ("DCMIII-A") and DCM Affiliates Fund III, L.P. ("Aff III") and DCM Investment Management III, L.L.C., a Delaware limited liability company ("GPIII") and K. David Chao ("Chao"), Dixon R. Doll ("Doll"), Peter W. Moran ("Moran") and Robert I. Theis ("Theis"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  GPIII, the general partner of DCMIII, DCMIII-A, and Aff III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCMIII, DCMIII-A and Aff III. Chao, Doll, Moran and Theis are managing members of and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCMIII, DCMIII-A, and Aff III.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Doll Capital Management
                  2420 Sand Hill Road
                  Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  DCMIII, DCMIII-A, and Aff III are Delaware limited partnerships. GPIII is a Delaware limited liability company. Chao, Doll, Moran and Theis are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  American Depositary Shares (ADS) (One ADS represents two ordinary common shares.)
                  CUSIP # 316827104


ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 11 of 17
------------------------------------                   -------------------------

                      (a)  Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b)  Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c)  Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances, set forth in the limited partnership agreements of DCMIII, DCMIII-A and Aff III, and the limited liability company agreement of GPIII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 12 of 17
------------------------------------                   -------------------------

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 13 of 17
------------------------------------                   -------------------------


                                                              SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005
                                     DCM III, L.P.,
                                     a Delaware Limited Partnership

                                     DCM III-A, L.P.,
                                     a Delaware Limited Partnership

                                     DCM AFFILIATES FUND III, L.P.,
                                     a Delaware Limited Partnership

                                     DCM INVESTMENT MANAGEMENT III, L.L.C.,
                                     a Delaware Limited Liability Company,
                                     General Partner.

                                     By:    /s/ K. David Chao
                                             -----------------------------------
                                            K. David Chao
                                            Managing Member



                                     K. David Chao


                                     By:    /s/ K. David Chao
                                            ------------------------------------
                                            K. David Chao


                                     Dixon R. Doll


                                     By:    /s/ Dixon R. Doll
                                            ------------------------------------
                                            Dixon R. Doll


                                     Peter W. Moran


                                     By:    /s/ Peter W. Moran
                                            ------------------------------------
                                            Peter W. Moran


                                     Robert I. Theis


                                     By:    /s/ Robert I. Theis
                                            ------------------------------------
                                            Robert I. Theis

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 14 of 17
------------------------------------                   -------------------------




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 15 of 17
------------------------------------                   -------------------------


                                  EXHIBIT INDEX




                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                16

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 16 of 17
------------------------------------                   -------------------------



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 11, 2005
                                     DCM III, L.P., a
                                     Delaware Limited Partnership

                                     DCM III-A, L.P.,
                                     a Delaware Limited Partnership

                                     DCM AFFILIATES FUND III, L.P.,
                                     a Delaware Limited Partnership

                                     DCM INVESTMENT MANAGEMENT III, L.L.C.,
                                     a Delaware Limited Liability Company,
                                     General Partner.


                                     By:    /s/ K. David Chao
                                            ------------------------------------
                                            K. David Chao
                                            Managing Member



                                     K. David Chao


                                     By:    /s/ K. David Chao
                                            ------------------------------------
                                            K. David Chao


                                     Dixon R. Doll


                                     By:    /s/ Dixon R. Doll
                                            ------------------------------------
                                            Dixon R. Doll


                                     Peter W. Moran


                                     By:    /s/ Peter W. Moran
                                            ------------------------------------
                                            Peter W. Moran

------------------------------------                   -------------------------
CUSIP NO.  316827104                       13 G                    Page 17 of 17
------------------------------------                   -------------------------




                                     Robert I. Theis


                                     By:    /s/ Robert I. Theis
                                            ------------------------------------
                                            Robert I. Theis